                                                                      NEWS RELEASE

For Immediate Release:

ParkerVision Received District Court Rulings in Ongoing Litigation Against Qualcomm

Jacksonville, Florida, June 23, 2014 -- ParkerVision, Inc. (NASDAQ: PRKR)  (the “Company”) announced today that on Friday, June 20, United States District Judge Roy B. Dalton issued the following rulings related to outstanding motions in the ParkerVision v. Qualcomm patent infringement case:

•	Qualcomm’s Motion for Judgment as a Matter of Law and Motion for New Trial Regarding Invalidity was denied.

•	Qualcomm’s Renewed Motion for Judgment as a Mater of Law and Motion for New Trial Regarding Non-Infringement was granted.

•	All other remaining motions were denied as moot.

"While we are pleased that the court upheld the jury’s decision that the patents are valid, we are obviously disappointed with the District Court’s ruling that judgment be entered for Qualcomm on non-infringement,” commented Jeffrey Parker, Chief Executive Officer of ParkerVision. “We will appeal this latest ruling on non-infringement.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2013 and Form 10Q for the quarter ended March 31, 2014.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy PoehlmanDon Markley or

Chief Financial OfficerorGlenn Garmont

ParkerVision, Inc.The Piacente Group

904-732-6100, cpoehlman@parkervision.com212-481-2050, parkervision@tpg-ir.com

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